HCI VIOCARE TECHNOLOGIES LIMITED
Kintyre House 209 Govan Road,
Glasgow, G51 1 HJ, UK
T: +44 (0)141 3700321
F: +44 (0) 141 3700322

Christos Kapatos
66 Stewarton Drive
Cambuslang
Glasgow
G72 8DG

Dear Christos

Amendment of Acquisition Agreement

We refer to your recent discussions with us, HCi VioCare Technologies Limited (the “Company”), regarding the acquisition agreement you entered into with the Company dated 17th April 2014 (the “Agreement”).

We now write to confirm the terms on which we agree that the Agreement shall be amended.  This letter is deemed to satisfy the requirements of clause 18 of the Agreement and  terms defined in the Agreement shall have the same meaning when used in this letter unless expressly stated otherwise.

Accordingly it is agreed that the Agreement is now amended as follows:

1.	The phrase “(the “Consideration Shares”)” is deleted from clause 6.1(i).

2.	The word “and” is added at the end of clause 6.1(i).

3.	Clause 6.1(ii) is deleted and replaced with the following:

“a total of one million (1,000,000) common shares in the common stock of HCi VioCare, the parent corporation of the Company to the Individual, which shares shall be issued on or around May 11th, 2015 and shall be subject to such restrictions as may be required by the requisite regulatory authorities.”

4.	The phrase “(“together the “Consideration Shares”)” is added in a new line at the end of clause 6.1.

5.	Clause 6.2(iii) shall be renumbered as clause 6.2.

6.	Clause 6.2 (formerly clause 6.2(iii)) shall be amended by deleting the first sentence, being the sentence starting with “a cash bonus” and ending with “(the “Cash Consideration”).”

7.	The definition of Project shall be amended by adding the following at the end of the definition:

“together with all underlying technology relating to the ‘Smart Insole’ (including but not limited to mechanisms for the measurement of pressure and shear by use of sensors)  and the application of such technology in all other markets including but not limited to sports, 3D positioning and gait analysis systems, car seats, mattresses and hospital beds.”

8.	Delete all references to “Additional Consideration Shares” from clause 10.2.3.

To the extent the amendment set out at paragraph 7 covers any IPR which has not previously assigned to the Company but which now requires to assign to the Company, all such IPR shall assign automatically to the Company on signature by you of this letter.

This letter shall be governed by the laws of Scotland and the Scottish courts shall have the non-exclusive jurisdiction as regards any claim or dispute relating to it.

Other than this amendment the terms of the Agreement remain unchanged and in full force and effect.

Please sign the duplicate of this letter enclosed and return it to me to indicate your acceptance of its terms.

Yours faithfully

Sotirios Leontaritis
Director
For and on behalf of HCi VioCare Technologies Limited

I agree to the foregoing terms of this letter

………………………………………………….

Christos Kapatos

Date:  May 8th, 2015